UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                       (Amendment No.    1     )*
                                      -------



                  CORE TECHNOLOGIES (PENNSYLVANIA), INC.
--------------------------------------------------------------------------
                           (Name of Issuer)


                       COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------
                      (Title of Class of Securities)


                                 151867 10 8
--------------------------------------------------------------------------
                               (CUSIP Number)



Check the following box if a fee is being paid with the statement. ( ) (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 SCHEDULE 13G


--------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     George E. Mitchell
     S.S.# ###-##-####
--------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                (a)   ( )
                                                                (b)   ( )
--------------------------------------------------------------------------
 (3)  SEC USE ONLY



--------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                 U.S.A.
--------------------------------------------------------------------------
                              (5)  SOLE VOTING POWER
                                           1,184,584
                              --------------------------------------------
         NUMBER               (6)  SHARED VOTING POWER
        OF SHARES                           300,000
      BENEFICIALLY            --------------------------------------------
     OWNED BY EACH            (7)  SOLE DISPOSITIVE POWER
       REPORTING                           1,184,584
        PERSON                --------------------------------------------
          WITH                (8)  SHARED DISPOSITIVE POWER
                                            300,000
                              --------------------------------------------

--------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                             1,484,584
--------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                         ( )


--------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                   16.7%
--------------------------------------------------------------------------
 (12) TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1    (a)   Name of Issuer

                Core Technologies (Pennsylvania), Inc.

Item 1    (b)   Address of Issuer's Principal Executive Offices

                110 Summit Drive, Exton, Pa 19341

Item 2    (a)   Name of Person Filing

                George E. Mitchell

Item 2    (b)   Address of Principal Business Office or, if none, Residence

                110 Summit Drive, Exton, Pa 19341

Item 2    (c)   Citizenship:   U.S.A.

Item 2    (d)   Title of Class of Securities:

                Common Stock, $.01 par value

Item 2    (e)   CUSIP Number:    151867 10 8

Item 3    If this statement is filed pursuant to Rule 13d-1(b) or
          13d-2(b):         Not applicable

Item 4    Ownership

          (a)   Amount Beneficially Owned:   1,484,584 Shares

          (b)   Percent of Class:            16.7%

          (c)   Number of shares as to which such person has:

                (i)    sole power to vote or direct the vote

                                 1,184,584 Shares

                (ii)   shared power to vote or direct the vote

                                  300,000 Shares

                (iii)  sole power to dispose or to direct the disposition of

                                 1,184,584 Shares

                (iv)   shared power to dispose or to direct the disposition of

                                  300,000 Shares



Item 5    Ownership of Five Percent or Less of a Class

                                   Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

                                   Not applicable

Item 7    Identification and Classification of the Subsidiary Which Acquired
             the Security Being Reported on By the Parent Holding Company

                                   Not applicable

Item 8    Identification and Classification of Members of a Group

                                   Not applicable

Item 9    Notice of Dissolution of Group

                                   Not applicable


                                     SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



    February 6, 1996                     /s/ George E. Mitchell
   -----------------------               ----------------------------------
   Date                                  Signature


                                         George E. Mitchell
                                         ----------------------------------
                                         Name/Title